As filed with the Securities and Exchange Commission on June 6, 2008

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-142978

FORM S-8 REGISTRATION STATEMENT NO. 333-133926

FORM S-8 REGISTRATION STATEMENT NO. 333-126614

UNDER THE SECURITIES ACT OF 1933

CryoCor, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0922667
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard

San Diego, California
(Address of Principal Executive Offices)

(858) 909-2200

(Registrant’s telephone number, including area code)

2000 STOCK OPTION PLAN

2005 EQUITY INCENTIVE PLAN

2005 EMPLOYEE STOCK PURCHASE PLAN

2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Full Title of the Plan)

Lawrence J. Knopf, Esq.
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

(508) 650-8000

(Name, address, and telephone number, including area code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by CryoCor, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

Registration Statement 333-126614, pertaining to the registration of 1,706,295 shares of the Registrant’s common stock issuable under the Registrant’s 2000 Stock Option Plan, its 2005 Equity Incentive Plan, its 2005 Non-Employee Directors’ Stock Option Plan and its 2005 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on July 15, 2005.

Registration Statement 333-133926, pertaining to the registration of 468,522 shares of the Registrant’s common stock issuable under the Registrant’s 2005 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on May 9, 2006.

Registration Statement 333-142978, pertaining to the registration of 547,357 shares of the Registrant’s common stock issuable under the Registrant’s 2005 Equity Incentive Plan and its 2005 Non-Employee Directors’ Stock Option Plan, which was filed with the Securities and Exchange Commission on May 15, 2007.

On May 28, 2008, Padres Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Boston Scientific Scimed, Inc. (“BSS”), a Minnesota corporation and wholly-owned subsidiary of Boston Scientific Corporation, a Delaware corporation, merged with and into CryoCor, Inc., a Delaware corporation (the “Company”) (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of April 15, 2008, by and among BSS, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned by BSS or Merger Sub, was converted into the right to receive $1.35 in cash. As a result of the Merger, the Company became a wholly-owned subsidiary of BSS.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all the shares of the Company’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, Commonwealth of Massachusetts, on June 6, 2008.

CryoCor, Inc.

/s/ Lawrence J. Knopf
By:	Lawrence J. Knopf
Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 6th day of June, 2008.

Signature	Title

/s/ Joe Fitzgerald
Joe Fitzgerald	President (principal executive officer)

/s/ Milan Kofol
Milan Kofol	Director, Vice President and Treasurer (principal accounting and financial officer)

/s/ Lawrence J. Knopf
Lawrence J. Knopf	Director

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